UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ________)*

Allegheny Valley Bancorp, Inc.
(Name of Issuer)

Common Stock
(Title or Class of Securities)

017427105
(CUSIP Number)

December 31, 2012 Year-End
 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 017427105
1)	Names of Reporting Persons
	IRS Identification No. Of Above Persons
      S & T Bancorp, Inc.
      25-1434426
2) Check the Appropriate Box if a Member of a Group (See Instructions)
     a) [ ]
     b) [ ]
3) SEC USE ONLY
4) Citizenship or Place of Organization - Delaware
Number of Shares Beneficially Owned By Each Reporting Person With:
5) Sole Voting Power    139,557
6) Shared Voting Power    -0-
7) Sole Dispositive Power    139,557
8) Shared Dispositive Power    -0-
9) Aggregate Amount Beneficially Owned by Each Reporting Person
      139,557
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11) Percent of Class Represented by Amount in Row (9)    14.4%
12) Type of Reporting Person (See Instructions)    HC

ITEM 1(a) - NAME OF ISSUER:
	Allegheny Valley Bancorp, Inc.
ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
	5137 Butler Street
	Pittsburgh, PA  15201
ITEM 2(a) - NAME OF PERSON FILING:
	S & T Bancorp, Inc.
ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:
	800 Philadelphia Street
	Indiana, PA  15701
ITEM 2(c) - CITIZENSHIP:
	Pennsylvania, United States
ITEM 2(d) - TITLE OF CLASS OF SECURITIES:
	Common Stock
ITEM 2(e) - CUSIP NUMBER:
	017427105
ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
(a)[ ] Broker or dealer registered under Section 15 of the Exchange Act;
(b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)[ ] Insurance Company as defined in Section 3(a)(19) of the Exchange
       Act;
(d)[ ] Investment Company registered under Section 8 of the Investment Company Act;
(e)[ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)[ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)[ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)[ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)[ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;
(j)[ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4 - OWNERSHIP:
The following information is as of December 31, 2012:
(a) Amount Beneficially Owned:      139,557
(b) Percent of Class:      14.4%
(c) Number of shares to which such person has:
     (i) sole power to vote or to direct the vote      139,557
    (ii) shared power to vote or to direct the vote      -0-
   (iii) sole power to dispose or to direct the disposition of      139,557
    (iv) shared power to dispose or to direct the disposition of      -0-

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
	Not Applicable.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
	Not Applicable.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
      9th Street Holdings, Inc.  51-0310095
      Two Greenville Crossing
      4005 Kennett Pike - Suite 220
      Greenville,  DE  19807

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
	Not Applicable.

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:
	Not Applicable.

ITEM 10 - CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013
Date


By: /s/ Todd D. Brice
Signature - S & T Bancorp, Inc.
Todd D. Brice, President and CEO